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                                                                    EXHIBIT 10.1

                              Terms of Compensation

Name:             Ted L. Tewksbury

Title:            President and Chief Operating Officer

Base Salary:      $350,000

Bonus Plan:       $40,000 one-time net hire date bonus

                  Eligible for participation in the company's Key Manager Incentive Program with a target payout at 80% of base salary and a maximum payout of 150% of base salary. 50% of 2006 KMIP guaranteed.

Equity Awards:    Eligible to participate in the Amended and Restated AMIS
                  Holdings, Inc. 2000 Equity Incentive Plan. Initially received
                  350,000 stock options with an effective grant date of October
                  30, 2006 with an exercise price = fair market value on grant date, vesting -1/4 on the first anniversary of the grant date and an additional 1/48 monthly thereafter and 15,000 restricted stock units with an effective grant date of October
                  30, 2006, vesting with respect to 1/3 of the shares on each of the first three anniversaries of the grant date based on continuous service.

Health Benefits:  eligible for group insurance program consisting of a hospital, surgical, major medical, life, dependent life, accidental death insurance and dental plan, and an annual executive physical

401K: company match of 50% of the employee's first 6% contribution, not to exceed 50% of the 402(g) limit

Relocation:       relocation assistance from Massachusetts to Pocatello, Idaho

Severance
Payments:         Change of control severance agreement provides that, in the event that the executive's employment with the Company is involuntarily terminated, other than for cause or by reason of the executive's death or disability, within ninety days prior to or two years after a change of control, the Company shall pay to the executive the following benefits:

                        - a lump sum payment in cash equal to the value of his earned but unpaid annual base salary and other vested but unpaid cash entitlements through the termination date;

                        - any other vested benefits earned through the termination date under any employee benefit plan or arrangement maintained by the Company;

                        - a cash payment in an amount equal to the sum of nine-twelfths of the executive's then-current annual base salary and then-current target bonus;

                        - a cash payment in an amount equal to the cost to the executive to purchase COBRA benefits for the eighteen month period after the termination.

                  In addition, one-half of the executive's then-outstanding equity awards will accelerate and become fully vested.

                  Should the executive remain in the employ of the Company as of the day prior to the effective date of the change of control, the Company will also pay the executive a cash

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                  payment equal to three-twelfths of the executive's annual base salary in effect immediately prior to the change of control.